Exhibit 15.1

[Maples and Calder (Hong Kong) LLP letterhead]

Our ref     SSY/303788-000002/12505521v2

51job, Inc. Building 3, No. 1387, Zhang Dong Road Shanghai 201203 People’s Republic of China

30 March 2018

Dear Sir

Re: 51job, Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to 51job, Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2017.

We hereby consent to the reference of our name under the heading “Additional Information — Taxation — Cayman Islands Taxation” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP